Exhibit 99.1

NYSE: TRV

Travelers Reports First Quarter Net Income and Core Income per Diluted Share of $2.42 and $2.46, Respectively, Up 12% and 14%, Which Includes Catastrophe Losses of $1.01 per Diluted Share

First Quarter Return on Equity and Core Return on Equity of 11.5% and 11.9%, Respectively

Board of Directors Declares 7% Increase in the Company’s Regular Quarterly Cash Dividend to $0.77 per Share

•             First quarter net income of $669 million and core income of $678 million, up 8% and 10%, respectively, from the prior year quarter, which includes $354 million pre-tax ($280 million after-tax) of catastrophe losses.

•             Consolidated combined ratio of 95.5%; underlying combined ratio remained strong at 92.4%.

•             Record net written premiums of $6.824 billion, up 5% from the prior year quarter, reflecting growth in all segments.

•             Renewal premium change in Business Insurance at highest levels in three years.

•             Total capital returned to shareholders of $598 million in the quarter, including $401 million of share repurchases.

•             Book value per share of $85.03, down 3% from year-end 2017 due to the impact of higher interest rates on net unrealized investment gains. Adjusted book value per share of $84.54, up 1% from year-end 2017.

New York, April 24, 2018 — The Travelers Companies, Inc. today reported net income of $669 million, or $2.42 per diluted share, for the quarter ended March 31, 2018, compared to $617 million, or $2.17 per diluted share, in the prior year quarter. Core income in the current quarter was $678 million, or $2.46 per diluted share, compared to $614 million, or $2.16 per diluted share, in the prior year quarter. Core income before income taxes increased due to higher net favorable prior year reserve development as well as a strong underlying underwriting gain. Core income also benefited from a decrease in income tax expense, primarily driven by the lower U.S. corporate income tax rate, partially offset by the inclusion in the prior year quarter of a $39 million benefit from the resolution of prior year tax matters.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended March 31,
except for premiums & revenues)	2018	2017	Change

Net written premiums	$6,824	$6,495	5%

Total revenues	$7,286	$6,942	5

Net income	$669	$617	8
per diluted share	$2.42	$2.17	12
Core income	$678	$614	10
per diluted share	$2.46	$2.16	14

Diluted weighted average shares outstanding	273.9	282.4	(3)

Combined ratio	95.5%	96.0%	(0.5	)pts

Underlying combined ratio	92.4%	91.7%	0.7	pts

Return on equity	11.5%	10.5%	1.0	pts
Core return on equity	11.9%	10.8%	1.1	pts

				Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2018	2017	2017	2017	2017

Book value per share	$85.03	$87.46	$84.51	(3)%	1%

Adjusted book value per share	84.54	83.36	81.56	1	4

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We were pleased to report first quarter core income of $678 million, up 10% over the prior year quarter, and core return on equity of 11.9%, particularly in light of yet another unusually high level of first quarter catastrophe losses,” commented Alan Schnitzer, Chairman and Chief Executive Officer. “We delivered strong underlying underwriting results, including an underlying combined ratio of 92.4%, while achieving record first quarter net earned premiums and improvement in the expense ratio. Our investment portfolio continued to perform well, with income from our fixed income investment portfolio increasing for the first time in a decade due to higher average invested assets and an improved interest rate environment. In the quarter, we returned $598 million of excess capital to shareholders, including $401 million of share repurchases. I am pleased to announce that our Board of Directors declared a 7% increase in our quarterly cash dividend to $0.77 per share, marking 14 consecutive years of dividend increases with a compound annual growth rate of about 10% over that period.

“Net written premiums grew 5% in the quarter reflecting growth in all segments, as we continued to successfully execute on our marketplace strategies. In Business Insurance, the pricing environment continued to improve. Domestic renewal premium change of 4.5% increased both year-over-year and from recent quarters as we achieved rate increases more broadly across our product portfolio, while retention improved from already high levels and new business levels remained solid. In Bond & Specialty Insurance, net written premiums increased 6%, with growth in both the management liability and surety businesses. In Personal Insurance, net written premiums grew 8%, benefiting from renewal premium change of 10% in agency auto and continued momentum in our leading homeowners business where we grew policies in force by 5%.

“Our first quarter performance is an encouraging start to the year, and we’re making important progress on our innovation agenda to ensure that our competitive advantages continue to set us apart. In short, our 30,000 employees, our most significant competitive advantage, are driving the perform and transform imperative that I discussed in my annual letter to shareholders. We remain well positioned to continue to deliver superior returns over time.”

Consolidated Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change

Underwriting gain:	$258		$211		$47
Underwriting gain includes:
Net favorable prior year reserve development	150		81		69
Catastrophes, net of reinsurance	(354)		(347)		(7)

Net investment income	603		610		(7)

Other income/(expense), including interest expense	(72)		(66)		(6)

Core income before income taxes	789		755		34
Income tax expense	111		141		(30)
Core income	678		614		64
Net realized investment gains/(losses) after income taxes	(9)		3		(12)
Net income	$669		$617		$52

Combined ratio	95.5%		96.0%		(0.5	)pts

Impact on combined ratio
Net favorable prior year reserve development	(2.3	)pts	(1.3	)pts	(1.0	)pts
Catastrophes, net of reinsurance	5.4	pts	5.6	pts	(0.2	)pts

Underlying combined ratio	92.4%		91.7%		0.7	pts

Net written premiums
Business Insurance	$3,994		$3,855		4%
Bond & Specialty Insurance	574		544		6
Personal Insurance	2,256		2,096		8
Total	$6,824		$6,495		5%

First Quarter 2018 Results

(All comparisons vs. first quarter 2017, unless noted otherwise)

Net income of $669 million after-tax increased $52 million due to higher core income, partially offset by net realized investment losses as compared to net realized investment gains in the prior year quarter. Core income of $678 million after-tax increased $64 million. Core income before income taxes benefited from higher net favorable prior year reserve development and a continued strong underlying underwriting gain. Core income also benefited from a decrease in income tax expense, primarily driven by the lower U.S. corporate income tax rate, partially offset by the inclusion in the prior year quarter of a $39 million benefit from the resolution of prior year tax matters.

Underwriting results:

•                  The combined ratio of 95.5% decreased 0.5 points due to higher net favorable prior year reserve development (1.0 point), as well as a benefit (0.2 points) from catastrophes, partially offset by a higher underlying combined ratio (0.7 points).

•                  The underlying combined ratio of 92.4% remained strong and increased 0.7 points, driven by normal quarterly variability in both loss activity and expenses.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses in the first quarter of 2018 primarily resulted from winter storms in the eastern United States, a wind and hail storm in the southern United States and mudslides in California.

Net investment income of $603 million pre-tax decreased slightly from the prior year quarter. Private equity returns remained strong but were lower than the prior year quarter, while income from our fixed income investment portfolio increased due to a higher average level of fixed maturity investments and higher short-term interest rates.

Net written premiums of $6.824 billion increased 5%, reflecting growth in all segments. Retention remained high and renewal premium change improved from recent quarters across all segments, while new business levels remained solid.

Shareholders’ Equity

Shareholders’ equity of $22.979 billion decreased 3% from year-end 2017 due to the impact of higher interest rates on net unrealized investment gains. Net unrealized investment gains included in shareholders’ equity were $175 million pre-tax ($133 million after-tax), compared to $1.414 billion pre-tax ($1.112 billion after-tax) at year-end 2017. Book value per share of $85.03 decreased 3% from year-end 2017 and adjusted book value per share of $84.54 increased 1% from year-end 2017.

The Company repurchased 2.8 million shares during the first quarter at an average price of $142.19 per share for a total cost of $401 million. Capacity remaining under the existing share repurchase authorization was $4.206 billion at the end of the quarter. At the end of first quarter 2018, statutory capital and surplus was $20.533 billion and the ratio of debt-to-capital was 23.3%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains included in shareholders’ equity was 23.4%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a quarterly dividend of $0.77 per share, an increase of 7%. This dividend is payable on June 29, 2018, to shareholders of record as of the close of business on June 8, 2018.

Business Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change

Underwriting gain:	$73		$109		$(36)
Underwriting gain includes:
Net favorable prior year reserve development	66		61		5
Catastrophes, net of reinsurance	(138)		(132)		(6)

Net investment income	446		453		(7)

Other income	3		9		(6)

Segment income before income taxes	522		571		(49)
Income tax expense	70		129		(59)
Segment income	$452		$442		$10

Combined ratio	97.5%		96.4%		1.1	pts

Impact on combined ratio
Net favorable prior year reserve development	(1.9	)pts	(1.8	)pts	(0.1	)pts
Catastrophes, net of reinsurance	3.9	pts	3.8	pts	0.1	pts

Underlying combined ratio	95.5%		94.4%		1.1	pts

Net written premiums by market
Domestic
Select Accounts	$773		$755		2%
Middle Market	2,262		2,177		4
National Accounts	309		288		7
National Property and Other	380		386		(2)
Total Domestic	3,724		3,606		3
International	270		249		8
Total	$3,994		$3,855		4%

First Quarter 2018 Results

(All comparisons vs. first quarter 2017, unless noted otherwise)

Segment income for Business Insurance was $452 million after-tax, an increase of $10 million, reflecting lower segment income before income taxes that was more than offset by lower income tax expense. The decrease in segment income before income taxes was primarily driven by a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses). The decrease in income tax expense was primarily driven by the lower U.S. corporate income tax rate, partially offset by the inclusion in the prior year quarter of a $15 million benefit from the resolution of prior year tax matters.

Underwriting results:

•                  The combined ratio of 97.5% increased 1.1 points due to a higher underlying combined ratio (1.1 points) and higher catastrophe losses (0.1 points), partially offset by higher net favorable prior year reserve development (0.1 points).

•                  The underlying combined ratio of 95.5% increased 1.1 points, primarily driven by (i) loss cost trends that modestly exceeded earned pricing, the impact of which has been moderating in recent quarters, and (ii) normal quarterly variability in both loss activity and expenses.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the segment’s domestic operations in the workers’ compensation product line for recent accident years and the commercial property product line for accident year 2016, partially offset by higher than expected loss experience in the commercial automobile product line for recent accident years.

Net written premiums of $3.994 billion increased 4% and benefited from higher renewal premium change and retention, while new business remained solid.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change

Underwriting gain:	$144		$112		$32
Underwriting gain includes:
Net favorable prior year reserve development	35		14		21
Catastrophes, net of reinsurance	—		(1)		1

Net investment income	58		61		(3)

Other income	6		5		1

Segment income before income taxes	208		178		30
Income tax expense	35		33		2
Segment income	$173		$145		$28

Combined ratio	74.7%		79.4%		(4.7	)pts

Impact on combined ratio
Net favorable prior year reserve development	(6.0	)pts	(2.6	)pts	(3.4	)pts
Catastrophes, net of reinsurance	—	pts	0.1	pts	(0.1	)pts

Underlying combined ratio	80.7%		81.9%		(1.2	)pts

Net written premiums
Domestic
Management Liability	$348		$330		5%
Surety	185		174		6
Total Domestic	533		504		6
International	41		40		3
Total	$574		$544		6%

First Quarter 2018 Results

(All comparisons vs. first quarter 2017, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $173 million after-tax, an increase of $28 million, due to higher segment income before income taxes, partially offset by higher income tax expense. The increase in segment income before income taxes was primarily driven by higher net favorable prior year reserve development and a higher underlying underwriting gain. The increase in income tax expense was primarily driven by the inclusion in the prior year quarter of a $17 million benefit from the resolution of prior year tax matters and the increase in segment income before income taxes, mostly offset by the lower U.S. corporate income tax rate.

Underwriting results:

•                  The combined ratio of 74.7% improved 4.7 points due to higher net favorable prior year reserve development (3.4 points), a lower underlying combined ratio (1.2 points) and lower catastrophe losses (0.1 points).

•                  The underlying combined ratio of 80.7% remained very strong and improved 1.2 points due to improvements in both the loss and expense ratios.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the segment’s domestic operations in the general liability product line for multiple accident years.

Net written premiums of $574 million increased 6%, reflecting an increase in domestic surety premiums, continued strong retention and an increase in new business in domestic management liability, while renewal premium change remained consistent with recent quarters.

Personal Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2018		2017		Change

Underwriting gain/(loss):	$41		$(10)		$51
Underwriting gain/(loss) includes:
Net favorable prior year reserve development	49		6		43
Catastrophes, net of reinsurance	(216)		(214)		(2)

Net investment income	99		96		3

Other income	17		16		1

Segment income before income taxes	157		102		55
Income tax expense	28		13		15
Segment income	$129		$89		$40

Combined ratio	97.5%		99.6%		(2.1	)pts

Impact on combined ratio
Net favorable prior year reserve development	(2.0	)pts	(0.3	)pts	(1.7	)pts
Catastrophes, net of reinsurance	9.0	pts	9.8	pts	(0.8	)pts

Underlying combined ratio	90.5%		90.1%		0.4	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,183		$1,087		9%
Homeowners & Other	832		794		5
Total Agency	2,015		1,881		7
Direct to Consumer	92		83		11
Total Domestic	2,107		1,964		7
International	149		132		13
Total	$2,256		$2,096		8%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

First Quarter 2018 Results

(All comparisons vs. first quarter 2017, unless noted otherwise)

Segment income for Personal Insurance was $129 million after-tax, an increase of $40 million, due to higher segment income before income taxes, partially offset by higher income tax expense. The increase in segment income before income taxes was primarily driven by higher net favorable prior year reserve development and a higher underlying underwriting gain. The increase in income tax expense was primarily driven by the increase in segment income before income taxes and the inclusion in the prior year quarter of a $7 million benefit from the resolution of prior year tax matters, partially offset by the lower U.S. corporate income tax rate.

Underwriting results:

•                  The combined ratio of 97.5% improved 2.1 points due to higher net favorable prior year reserve development (1.7 points) and a benefit (0.8 points) from catastrophe losses, partially offset by a higher underlying combined ratio (0.4 points).

•                  The underlying combined ratio of 90.5% increased 0.4 points. Agency Auto underlying combined ratio improved due to earned pricing that exceeded loss cost trends, while the underlying combined ratio in Agency Homeowners & Other increased, driven by normal quarterly variability in non-catastrophe weather-related losses.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the segment’s domestic operations in the Homeowners & Other product line for accident years 2016 and 2017 and in the Automobile product line for accident year 2017.

Net written premiums of $2.256 billion increased 8%. Agency Automobile net written premiums grew 9%, driven by renewal premium change of 10%. Agency Homeowners & Other net written premiums grew 5%, benefiting from policies in force growth of 5% year-over-year and positive renewal premium change.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, April 24, 2018. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1.800.707.7427 within the United States and 1.303.223.4376 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website. An audio playback can also be accessed by phone at 1.800.633.8284 within the United States and 1.402.977.9140 outside the United States (use reservation 21885787 for both the United States and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $29 billion in 2017. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance — Business Insurance offers a broad array of property and casualty insurance and insurance related services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance — Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment (including changes in interest rates), economic (including inflation, recent changes in tax law, rapid changes in commodity prices and fluctuations in foreign currency exchange rates) and underwriting market conditions;

•                  strategic and operational initiatives to improve profitability and competitiveness;

•                  the Company’s competitive advantages;

•                  new product offerings; and

•                  the impact of new or potential regulations imposed or to be imposed by the United States or other nations.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio is subject to credit risk and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape could adversely affect the Company;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•                  the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing, market conduct and financial supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends and/or make future share repurchases;

•                  the Company’s efforts to develop new products, expand in targeted markets or improve business processes and workflows may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology, particularly as our business processes become more digital;

•                  if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada, the United Kingdom and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions where the Company operates could adversely impact the Company; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 15, 2018, as updated by our periodic filings with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance. Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis.  Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions.  Financial statement users also consider core income/(loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended
	March 31,
($ in millions, after-tax)	2018	2017

Net income	$669	$617
Adjustments:
Net realized investment (gains)/losses	9	(3)
Core income	$678	$614

	Three Months Ended
	March 31,
($ in millions)	2018	2017

Net income	$669	$617
Income tax expense	109	143
Income before income taxes	778	760
Adjustments:
Net realized investment (gains)/losses, pre-tax	11	(5)
Core income before income taxes	$789	$755

	Twelve Months Ended December 31,
($ in millions, after-tax)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Net income	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	2,056	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Adjustments:
Net realized investment (gains)/losses	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA at enactment (1)	129	—	—	—	—	—	—	—	—	—	—	—	—
Core income	2,043	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020

(1) Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended
	March 31,
	2018	2017

Basic income per share
Net income	$2.45	$2.19
Adjustments:
Net realized investment (gains)/losses, after-tax	0.03	(0.01)
Core income	$2.48	$2.18

Diluted income per share
Net income	$2.42	$2.17
Adjustments:
Net realized investment (gains)/losses, after-tax	0.04	(0.01)
Core income	$2.46	$2.16

Reconciliation of Segment Income to Total Core Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2018	2017

Business Insurance	$452	$442
Bond & Specialty Insurance	173	145
Personal Insurance	129	89
Total segment income	754	676
Interest Expense and Other	(76)	(62)
Total core income	$678	$614

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of March 31,
($ in millions)	2018	2017

Shareholders’ equity	$22,979	$23,612
Adjustments:
Net unrealized investment (gains)/losses, net of tax, included in shareholders’ equity	(133)	(823)
Net realized investment (gains)/losses, net of tax	9	(3)
Adjusted shareholders’ equity	$22,855	$22,786

	As of December 31,
($ in millions)	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Shareholders’ equity	$23,731	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Adjustments:
Net unrealized investment (gains)/losses, net of tax, included in shareholders’ equity	(1,112)	(730)	(1,289)	(1,966)	(1,322)	(3,103)	(2,871)	(1,859)	(1,856)	146	(620)	(453)	(327)
Net realized investment (gains)/losses, net of tax	(142)	(47)	(2)	(51)	(106)	(32)	(36)	(173)	(22)	271	(101)	(8)	(35)
Impact of TCJA(1) at enactment	287	—	—	—	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	(68)	(79)	(89)	(112)	(129)	(153)
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	—	439
Adjusted shareholders’ equity	$22,764	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

(1) Tax Cuts and Jobs Act (TCJA)

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended
	March 31,
($ in millions, after-tax)	2018	2017

Annualized net income	$2,676	$2,470
Average shareholders’ equity	23,355	23,416
Return on equity	11.5%	10.5%

Annualized core income	$2,711	$2,455
Adjusted average shareholders’ equity	22,737	22,638
Core return on equity	11.9%	10.8%

Average annual core return on equity over a period is the ratio of:

a) the sum of core income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through March 31, 2018

	Three Months Ended
	March 31,		Twelve Months Ended December 31,
($ in millions)	2018	2017	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Core income, less preferred dividends	$678	$614	$2,043	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized core income	2,711	2,455
Adjusted average shareholders’ equity	22,737	22,638	22,743	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	11.9%	10.8%	9.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual core return on equity for the period Jan. 1, 2005 through Mar. 31, 2018	13.1%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain/(loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss designated a catastrophe by internationally recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada.  Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical or radiological events, cyber attacks, explosions and infrastructure failures.  Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount.  Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is exceeded and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company.  Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2018 ranges from approximately $18 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended
	March 31,
($ in millions, after-tax except as noted)	2018	2017

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$462	$477
Pre-tax impact of catastrophes	(354)	(347)
Pre-tax impact of net favorable prior year loss reserve development	150	81
Pre-tax underwriting gain	258	211
Income tax expense on underwriting results	36	36
Underwriting gain	222	175
Net investment income	513	480
Other income/(expense), including interest expense	(57)	(41)
Core income	678	614
Net realized investment gains/(losses)	(9)	3
Net income	$669	$617

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2018	2017

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,296	$4,094
Less:
Policyholder dividends	13	11
Allocated fee income	37	42
Loss ratio numerator	$4,246	$4,041

Underwriting expense ratio
Amortization of deferred acquisition costs	$1,061	$1,003
General and administrative expenses (G&A)	1,062	996
Less:
Non-insurance G&A	37	8
Allocated fee income	66	71
Billing and policy fees and other	23	23
Expense ratio numerator	$1,997	$1,897

Earned premium	$6,537	$6,183

Combined ratio (1)
Loss and loss adjustment expense ratio	64.9%	65.3%
Underwriting expense ratio	30.6%	30.7%
Combined ratio	95.5%	96.0%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. In addition, G&A include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains, Net of Tax

	As of
	March 31,	December 31,
($ in millions, except per share amounts)	2018	2017

Shareholders’ equity	$22,979	$23,731
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	133	1,112
Shareholders’ equity, excluding net unrealized investment gains, net of tax, included in shareholders’ equity	22,846	22,619
Less:
Goodwill	3,959	3,951
Other intangible assets	341	342
Impact of deferred tax on other intangible assets	(50)	(44)
Tangible shareholders’ equity	$18,596	$18,370

Common shares outstanding	270.2	271.4

Book value per share	$85.03	$87.46
Adjusted book value per share	84.54	83.36
Tangible book value per share	68.81	67.70

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
	March 31,	December 31,
($ in millions)	2018	2017

Debt	$6,963	$6,571
Shareholders’ equity	22,979	23,731
Total capitalization	29,942	30,302
Less: Net unrealized investment gains, net of tax, included in shareholders’ equity	133	1,112
Total capitalization excluding net unrealized gain on investments, net of tax, included in shareholders’ equity	$29,809	$29,190

Debt-to-capital ratio	23.3%	21.7%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax, included in shareholders’ equity	23.4%	22.5%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts and surety. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 15, 2018 and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Gabriella Nawi
917.778.6267	917.778.6844
Seth Rosenberg
917.778.6877